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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Mesa Air Group, Inc. on Form S-3 of our report dated December 24, 2003, May 7, 2004 as to Note 23 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's significant code-share agreements and an explanatory paragraph relating to the restatement discussed in Note 23), appearing in the Annual Report on Amendment No. 2 of Form 10-K/A of Mesa Air Group, Inc. for the year ended September 30, 2003 and to reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP

Phoenix, Arizona
May 7, 2004